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                                     AMENDMENT TO
                                  SCHEDULE A TO THE
                               ADMINISTRATION AGREEMENT
                             DATED AS OF JANUARY 1, 1997
                            BETWEEN SEFTON FUNDS TRUST AND
                       BISYS FUND SERVICES LIMITED PARTNERSHIP


    This Amendment is made as of May 1, 1997, between the Sefton Funds Trust (the "Trust") and BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services (the "Administrator"). The parties hereby amend Schedule A to the Administration Agreement (the "Agreement") between the Trust and the Administrator dated as of January 1, 1997, as set forth below.

    WHEREAS, the parties hereto wish to amend the portion of Schedule A to the Agreement, entitled "Fees," by modifying the fee amount set forth therein.

    NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

    1. Schedule A to the Agreement shall be amended by replacing the entire section entitled "Fees" with the following:

              Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                   Fifteen one-hundredths of one percent
                   (.15%) of the Trust's average daily net
                   assets.

              The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

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              For purposes of determining the fees payable to the
         Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.


              The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

    2. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

    3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.


    IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                  SEFTON FUNDS TRUST


                                  By:
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                                  BISYS FUND SERVICES
                                  LIMITED PARTNERSHIP

                                  By: BISYS Fund Services, Inc.,
                                        General Partner


                                  By:
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